Exhibit 99.1

March 15th, 2016
Nemaura Medical Announces receipt of notification of CE Approval for its sugarBEAT® Continuous Glucose Monitoring System

March 15th, 2016, Loughborough, UK. Nemaura Medical Inc. (OTC BB: NMRD),(“Nemaura”), a medical device company developing a minimally invasive wireless continuous glucose monitoring (“CGM”) system known as sugarBEAT®, announced today that it has received notification of CE Approval for its sugarBEAT® system from its European Notified Body. The device for which CE grant notice has been approved was used in a 160 patient day study generating over 1500 paired data points, and retrospective evaluation of the glucose data. Nemaura expects the CE certificate to be received in April, upon completion of its 3-yearly ISO13485 Quality Systems recertification process, for which it was audited at the end of February 2016.

The sugarBEAT® CGM System is a body worn sensor patch designed to display real time glucose readings on a standalone reader, or smart watch or smart phone app via blue tooth, or allow retrospective evaluation of the data for glucose trending, as an adjunct device.  A comprehensive 10 year study, The Diabetes Control and Complications Trial, funded by the National Institute of Diabetes and Digestive and Kidney Disease showed that maintaining better control over blood sugar levels delayed the onset and progression of complications of diabetes, including diseases of the eye, kidney and nerve damage, caused by diabetes.

Nemaura’s system is expected to empower patients to gain better control over their blood sugar levels using the minimally-invasive sugarBEAT®  system, which is expected to be cost efficient compared to current marketed CGM’s as well as allow the user to decide when to wear the patch, and not have to retain the patch on the skin permanently. Nemaura are quoted as saying ‘one of the key reasons people have cited for not using current CGM’s, apart from cost, is their invasive nature and the need to retain the device on the body for long durations of up to 14 days, even at times when the patient would otherwise choose not to wear the device’.

Nemaura Medical is currently in the process of completing a second pre-submission to the US FDA to discuss their clinical strategy for the US PMA route, and expects to commence US studies by mid 2016. The European launch of the sugarBEAT® is anticipated to be by the end of 2016, with their European joint venture partner, DBJ Jersey.

About Nemaura Medical, Inc.
Nemaura Medical is developing the sugarBEAT® System as a minimally-invasive, wireless, continuous glucose monitoring system for use as an adjunct device for blood glucose monitoring. Further opportunity may exist for use of the device in intensive care hospital settings, where continuous glucose monitoring is critical.

Cautionary Statement Regarding Forward Looking Statements
The statements in this press release that are not historical facts, and may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements.

Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s sugarBEAT® CGM System, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell the sugarBEAT® System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its sugarBEAT® System.
These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the current year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Investors / Media
Bashir Timol
Nemaura Medical Inc.
Bashir.timol@nemaura.com
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